Exhibit 99.1

Contact:	John Leness
General Counsel 253-850-3500

FLOW INTERNATIONAL EXTENDS SHARE REGISTRATION

KENT, Wash., January 30, 2006 – Flow International Corporation (Nasdaq: FLOW), the world’s leading supplier of ultrahigh-pressure waterjet products, today announced that it has entered into a Fourth Amendment to Registration Rights Agreement with certain institutional investors, as it relates to the terms of a Private Investment in Public Equity transaction (“PIPE Transaction”) that the Company completed on March 21, 2005, raising net proceeds of slightly less than $60 million.

Under the terms of the PIPE Transaction, the Company was obligated to register the shares of common stock being sold, and the shares issuable upon exercise of the warrants, for resale on a registration statement to be filed within 60 days of the Closing Date, to become effective within 180 days of the Closing Date or the Company would incur certain penalties. Subsequent amendments to the terms established later dates for the registration statement to become effective. With this Fourth Amendment, the registration statement must become effective within 354 days of the Closing Date – by March 10, 2006 – or certain penalties will be incurred. All other terms of the PIPE Transaction remain unchanged.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowcorp.com.